Exhibit 99

Journal Communications Reports Second Quarter 2009 Results

MILWAUKEE--(BUSINESS WIRE)--July 21, 2009--Journal Communications, Inc. (NYSE:JRN) today announced results for its second quarter ended June 28, 2009.

“While the advertising environment remains challenged, we recorded positive operating earnings in the second quarter excluding the $19.0 million non-cash impairment charge. We were also able to reduce debt by $22 million in the second quarter to bring our total debt down to $178 million,” said Steven J. Smith, Chairman and Chief Executive Officer of Journal Communications. “We have been able to trim our debt by $37 million in the first two quarters of 2009. We continue to aggressively cut expenses in the face of reduced revenue.

“Our long time customers in automotive, real estate and retail advertising continue to feel the effects of the economic recession. For example, in the second quarter, automotive advertising was down 49% in broadcasting and 56% in the daily newspaper. We have yet to see signs of a sustained recovery.

“Our businesses continue to focus on cash generation by maximizing our share of the advertising dollars in our local markets while seeking both traditional and non-traditional ways to enhance our advertising customers’ ability to reach their target audiences.”

Second Quarter 2009 Results

Note that unless otherwise indicated, all comparisons are to the second quarter ended June 29, 2008.

For the second quarter, revenue of $109.4 million decreased 21.9% compared to $140.1 million. The operating loss of $10.0 million included a $19.0 million non-cash impairment charge for our broadcast licenses and a $1.7 million gain related to insurance proceeds from our Wichita tower replacement. Excluding these items, operating earnings of $7.3 million compared to $16.6 million, a decrease of 56.0%. The net loss of $4.8 million compares to net earnings of $9.0 million.

In the second quarter 2009, basic and diluted net loss per share of class A and B common stock were $0.11 for both. Excluding the impact of the non-cash impairment charge and the gain related to the tower replacement, basic and diluted net earnings per share of class A and B common stock were $0.07 for both. This compared to net earnings per share of $0.16 for both in 2008.

Excluding the $19.0 million non-cash impairment charge and the $1.7 million gain related to the tower replacement, the operating margin was 6.7% compared to 11.9%. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and non-cash impairment charges) of $16.1 million decreased 32.5% compared to $23.9 million.

Consolidated and Segment Results

The following table presents our total revenue and operating earnings (loss) by segment for the second quarter of 2009 and the second quarter of 2008:

	2009	2008	% Change

Revenue:
Publishing	$ 49.4	$ 61.8	(20.1)
Broadcasting	43.8	53.5	(18.2)
Printing services	11.2	16.8	(33.0)
Other	5.0	8.0	(37.4)
Total revenue	$109.4	$140.1	(21.9)

Operating earnings (loss):
Publishing	$ 3.3	$ 5.7	(42.2)
Broadcasting (after impairment)	(12.7)	9.7	n/a
Printing services	(0.4)	0.8	n/a
Other	(0.2)	0.4	n/a
Total operating earnings (loss)	$(10.0)	$ 16.6	n/a

Broadcast license impairment	$(19.0)	$ --	n/a

Overall, total operating expenses of $119.4 million decreased 3.3% compared to $123.5 million. Excluding the non-cash impairment charge and the gain related to the tower replacement, total operating expenses were $102.1 million, a reduction of 17.3% primarily driven by workforce reduction initiatives in 2008 and early 2009, employee benefit reductions and wage reductions implemented early in 2009 and reduced expenses related to revenue declines. The aggregate cost reduction of these employee benefit reductions and wage reductions for the full year of 2009 is expected to be approximately $8 million.

Publishing

For the second quarter, publishing revenue decreased 20.1% to $49.4 million compared to $61.8 million, largely due to continued weakness in the classified and retail advertising categories. Operating earnings from publishing of $3.3 million decreased 42.2% compared to $5.7 million. Total newsprint expense in publishing was $4.1 million compared to $6.3 million, a 34.9% decrease.

Revenue at the daily newspaper for the second quarter decreased 22.7% to $39.9 million compared to $51.7 million. Classified advertising revenue decreased 52.6% largely due to decreases in the employment, automotive and real estate advertising categories while retail advertising revenue decreased 20.9%. Interactive advertising revenue at the daily newspaper decreased 33.5% to $2.5 million compared to $3.7 million, primarily due to a decline in automotive and employment online classified advertising. Operating earnings from the daily newspaper were $2.4 million compared to $5.4 million. Daily newspaper operating expenses were down 19.0% primarily due to the reduction in employee related costs and newsprint expense and other cost reduction initiatives partially offset by a $0.6 million workforce reduction charge.

Community newspapers and shoppers revenue for the second quarter decreased 6.6% to $9.5 million compared to $10.2 million. The decrease was primarily due to declines in automotive and real estate retail and classified advertising revenue and was partially offset by $1.2 million in revenue from recent acquisitions. Operating earnings from community newspapers and shoppers were $0.9 million compared to $0.3 million. Operating expenses were down 12.3% primarily due to cost savings from workforce reduction initiatives, a $0.4 million charge recorded in 2008 for a contract termination liability and a decrease in newsprint expense partially offset by expenses relating to acquisitions during 2008.

Broadcasting

For the second quarter, broadcasting revenue decreased 18.2% to $43.8 million compared to $53.5 million largely due to decreases in local advertising revenue of 16.3% and national advertising revenue of 34.8%. Total broadcast political and issue advertising revenue was $0.6 million compared to $0.7 million. Retransmission revenue was $1.0 million compared to $0.4 million. Broadcasting operating loss of $12.7 included a $19.0 million non-cash impairment for broadcast licenses and a $1.7 million gain related to insurance proceeds from our Wichita tower replacement. Excluding these items, operating earnings of $4.6 million decreased 52.7% compared to $9.7 million.

Revenue from television stations for the second quarter decreased 18.2% to $26.7 million compared to $32.6 million. Television political and issue advertising revenue was $0.4 million compared to $0.6 million. Operating loss from television stations of $13.4 million included a $14.9 million non-cash impairment charge for television broadcast licenses. Excluding the non-cash impairment charge, operating earnings of $1.5 million decreased 68.1% compared to $4.6 million. Television operating expenses (including KWBA-TV that was acquired in July 2008 and KNIN-TV acquired in April 2009 but excluding the non-cash impairment charge) were down 10.0% compared to last year due to the reduction in employee related costs and other cost reduction initiatives.

For the second quarter, revenue from radio stations of $17.1 million was down 18.1% compared to $20.9 million. Operating earnings from radio stations of $0.7 million included a $4.1 million non-cash impairment charge for radio broadcast licenses and a $1.7 million gain related to the Wichita tower replacement. Excluding the non-cash impairment charge and the gain related to the tower replacement, operating earnings of $3.1 million decreased 39.1% compared to $5.1 million. The decline in operating earnings were due to declines in revenue partially offset by an 11.3% decrease in radio operating expenses from the reduction in employee related costs and other cost saving initiatives.

Printing Services

For the second quarter, revenue from printing services decreased 33.0% to $11.2 million compared to $16.8 million due to a general overall decline from all printing segments. The operating loss from printing services of $0.4 million compared to operating earnings of $0.8 million, primarily due to the decline in revenue, partially offset by employee related cost reduction initiatives.

Other (Direct Marketing and Corporate)

For the second quarter, revenue for “Other” of $5.0 million decreased 37.4% compared to revenue of $8.0 million due to a decrease in revenue at our mailing services business. “Other” operating loss of $0.2 million compared to operating earnings of $0.4 million.

Non-Operating Items

For the second quarter, other expense, which primarily consists of interest expense, was $0.7 million compared to $1.9 million. Interest expense decreased due to a decline in both the average borrowings during the quarter and the interest rate on our borrowings.

The second quarter effective tax benefit rate of 54.9% was impacted by the operating loss created by the non-cash impairment charge and a favorable adjustment to our income tax reserve due to the lapsing of certain open tax years.

Debt and Cash Flows

At the end of the second quarter, our debt of $178.3 million represented 2.94 times the trailing four quarters of EBITDA. During the first two quarters of 2009, debt was reduced by $36.8 million. Year to date cash from operating activities was $46.8 million compared to $29.5 million, an increase of $17.3 million primarily due to cash provided by changes in working capital and an $8.7 million income tax refund due to the settlement of an income tax assessment. Capital expenditures were $3.8 million compared to $8.5 million. There were no share repurchases in 2009 compared to $40.8 million. Dividends paid to shareholders were $1.5 million compared to $9.5 million.

Third Quarter 2009 Outlook

For the third quarter of 2009, the Company currently anticipates that its publishing, television and radio revenues will be down compared to the prior year period, reflecting continued challenges across its businesses.

Conference Call and Webcast

The company will hold an earnings conference call today at 9:00 a.m. Central Time (10:00 a.m. ET, 7:00 a.m. PT). To access the call, dial (888) 679-8037 (domestic) or (617) 213-4849 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 18293111. A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 9:00 a.m. CT this morning. An archive of the webcast will be available on this site today through August 4, 2009. Replays of the conference call will be available July 21 through July 23. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 51242196. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 50 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include about 120 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)			Two Quarters (B)
	2009	2008	% Change	2009	2008	% Change

Revenue:
Publishing	$ 49,433	$ 61,830	(20.1)	$ 97,557	$ 122,545	(20.4)
Broadcasting	43,742	53,457	(18.2)	82,957	102,796	(19.3)
Printing services	11,240	16,775	(33.0)	25,535	33,296	(23.3)
Other	5,023	8,028	(37.4)	10,214	15,718	(35.0)
Total revenue	109,438	140,090	(21.9)	216,263	274,355	(21.2)

Operating costs and expenses:
Publishing	28,203	34,292	(17.8)	59,071	68,049	(13.2)
Broadcasting	20,818	24,841	(16.2)	43,235	48,890	(11.6)
Printing services	9,832	13,872	(29.1)	22,259	27,631	(19.4)
Other	4,505	6,844	(34.2)	9,003	13,190	(31.7)
Total operating costs and expenses	63,358	79,849	(20.7)	133,568	157,760	(15.3)

Selling and administrative expenses	37,078	43,621	(15.0)	74,337	87,387	(14.9)
Broadcast license impairment	18,975	-	N/A	18,975	-	N/A
Total operating costs and expenses
and selling and administrative
expenses	119,411	123,470	(3.3)	226,880	245,147	(7.5)

Operating earnings (loss)	(9,973)	16,620	N/A	(10,617)	29,208	N/A

Other income and (expense):
Interest income	-	1		-	2
Interest expense	(737)	(1,894)		(1,549)	(4,163)
Total other income and (expense)	(737)	(1,893)	(61.1)	(1,549)	(4,161)	(62.8)

Earnings (loss) from continuing operations before income taxes	(10,710)	14,727	N/A	(12,166)	25,047	N/A

Provision (benefit) for income taxes	(5,878)	5,723	N/A	(7,455)	9,753	N/A

Earnings from continuing operations	(4,832)	9,004	N/A	(4,711)	15,294	N/A

Gain from discontinued operations, net of tax	-	-	N/A	-	400	N/A

Net earnings (loss)	$ (4,832)	$ 9,004	N/A	$ (4,711)	$ 15,694	N/A

Weighted average number of shares-Class A and B common stock:
Basic	50,316,845	52,163,077		50,294,449	53,536,878
Diluted	50,316,845	52,183,248		50,294,449	53,560,433

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$ (0.11)	$ 0.16		$ (0.11)	$ 0.26
Discontinued operations	-	-		-	0.01
Net earnings (loss)	$ (0.11)	$ 0.16		$ (0.11)	$ 0.27

Diluted - Class A and B common stock:
Continuing operations	$ (0.11)	$ 0.16		$ (0.11)	$ 0.26
Discontinued operations	-	-		-	0.01
Net earnings (loss)	$ (0.11)	$ 0.16		$ (0.11)	$ 0.27

Basic and diluted - Class C common stock:
Continuing operations	$ 0.14	$ 0.22		$ 0.28	$ 0.38
Discontinued operations	-	-		-	0.01
Net earnings	$ 0.14	$ 0.22		$ 0.28	$ 0.39

(A) 2009 second quarter: March 30, 2009 to June 28, 2009.
2008 second quarter: March 31, 2008 to June 29, 2008.
(B) 2009 two quarters: December 29, 2009 to June 28, 2009.
2008 two quarters: December 31, 2007 to June 29, 2008.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Second Quarter (A)			Two Quarters (B)
	2009	2008	% Change	2009	2008	% Change
Revenue
Publishing	$ 49,433	$ 61,830	(20.1)	$ 97,557	$ 122,545	(20.4)
Broadcasting	43,742	53,457	(18.2)	82,957	102,796	(19.3)
Printing services	11,240	16,775	(33.0)	25,535	33,296	(23.3)
Other	5,023	8,028	(37.4)	10,214	15,718	(35.0)
	$ 109,438	$ 140,090	(21.9)	$ 216,263	$ 274,355	(21.2)

Operating earnings (loss)
Publishing	$ 3,317	$ 5,736	(42.2)	$ 1,698	$ 9,993	(83.0)
Broadcasting	(12,695)	9,714	N/A	(11,841)	16,846	N/A
Printing services	(427)	799	N/A	(407)	1,578	N/A
Other	(168)	371	N/A	(67)	791	N/A
	$ (9,973)	$ 16,620	N/A	$ (10,617)	$ 29,208	N/A

Depreciation and amortization
Publishing	$ 3,026	$ 3,182	(4.9)	$ 6,078	$ 6,432	(5.5)
Broadcasting	3,347	3,323	0.7	6,702	6,644	0.9
Printing services	522	584	(10.6)	1,050	1,151	(8.8)
Other	248	218	13.8	501	434	15.4
	$ 7,143	$ 7,307	(2.2)	$ 14,331	$ 14,661	(2.3)

(A) 2009 second quarter: March 30, 2009 to June 28, 2009.
2008 second quarter: March 31, 2008 to June 29, 2008.
(B) 2009 two quarters: December 29, 2009 to June 28, 2009.
2008 two quarters: December 31, 2007 to June 29, 2008.

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Second Quarter of 2009 (A)			Second Quarter of 2008 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 16,790	$ 6,642	$ 23,432	$ 21,220	$ 7,423	$ 28,643	(20.9)	(10.5)	(18.2)
Classified	5,734	1,528	7,262	12,103	1,558	13,661	(52.6)	(1.9)	(46.8)
National	1,202	--	1,202	1,514	--	1,514	(20.6)	N/A	(20.6)
Direct Marketing	124	--	124	859	--	859	(85.6)	N/A	(85.6)
Other	--	63	63	--	83	83	N/A	(24.1)	(24.1)
Total advertising revenue	23,850	8,233	32,083	35,696	9,064	44,760	(33.2)	(9.2)	(28.3)
Circulation revenue	12,787	512	13,299	12,529	279	12,808	2.1	83.5	3.8
Other revenue	3,301	750	4,051	3,435	827	4,262	(3.9)	(9.3)	(5.0)
Total revenue	$ 39,938	$ 9,495	$ 49,433	$ 51,660	$ 10,170	$ 61,830	(22.7)	(6.6)	(20.1)

Operating earnings	$ 2,447	$ 870	$ 3,317	$ 5,398	$ 338	$ 5,736	(54.7)	157.4	(42.2)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 26,623	$ 17,119	$ 43,742	$ 32,547	$ 20,910	$ 53,457	(18.2)	(18.1)	(18.2)

Operating earnings (loss)	$ (13,389)	$ 694	$ (12,695)	$ 4,570	$ 5,144	$ 9,714	N/A	(86.5)	N/A

Broadcast license impairment	$ 14,845	$ 4,130	$ 18,975	$ -	$ -	$ -

Adjusted operating earnings	$ 1,456	$ 4,824	$ 6,280	$ 4,570	$ 5,144	$ 9,714	(68.1)	(6.2)	(35.4)

	Two Quarters of 2009 (C)			Two Quarters of 2008 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 31,940	$ 12,511	$ 44,451	$ 41,186	$ 14,079	$ 55,265	(22.4)	(11.1)	(19.6)
Classified	11,430	2,688	14,118	24,393	2,763	27,156	(53.1)	(2.7)	(48.0)
National	2,594	--	2,594	3,520	--	3,520	(26.3)	N/A	(26.3)
Direct Marketing	461	--	461	1,638	--	1,638	(71.9)	N/A	(71.9)
Other	--	146	146	--	195	195	N/A	(25.1)	(25.1)
Total advertising revenue	46,425	15,345	61,770	70,737	17,037	87,774	(34.4)	(9.9)	(29.6)
Circulation revenue	25,358	1,012	26,370	24,837	540	25,377	2.1	87.4	3.9
Other revenue	7,783	1,634	9,417	7,725	1,669	9,394	0.8	(2.1)	0.2
Total revenue	$ 79,566	$ 17,991	$ 97,557	$ 103,299	$ 19,246	$ 122,545	(23.0)	(6.5)	(20.4)

Operating earnings	$ 1,510	$ 188	$ 1,698	$ 9,949	$ 44	$ 9,993	(84.8)	327.3	(83.0)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 52,607	$ 30,350	$ 82,957	$ 64,936	$ 37,860	$ 102,796	(19.0)	(19.8)	(19.3)

Operating earnings (loss)	$ (13,320)	$ 1,479	$ (11,841)	$ 8,211	$ 8,635	$ 16,846	N/A	(82.9)	N/A

Broadcast license impairment	$ 14,845	$ 4,130	$ 18,975	$ -	$ -	$ -

Adjusted operating earnings	$ 1,525	$ 5,609	$ 7,134	$ 8,211	$ 8,635	$ 16,846	(81.4)	(35.0)	(57.7)

(A) 2009 second quarter: March 30, 2009 to June 28, 2009.
(B) 2008 second quarter: March 31, 2008 to June 29, 2008.
(C) 2009 two quarters: December 29, 2009 to June 28, 2009.
(D) 2008 second quarter: December 31, 2007 to June 29, 2008.

NOTE:

Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2009	2008	2009	2008

Net earnings (loss)	$ (4,832)	$ 9,004	$ (4,711)	$ 15,694
Gain from discontinued operations, net	-	-	-	(400)
Provision (benefit) for income taxes	(5,878)	5,723	(7,455)	9,753
Total other expense, net	737	1,893	1,549	4,161
Depreciation	6,647	6,803	13,344	13,665
Amortization	496	504	987	996
Broadcast license impairment	18,975	-	18,975	-
EBITDA	$ 16,145	$ 23,927	$ 22,689	$ 43,869

(A) 2009 second quarter: March 30, 2009 to June 28, 2009.
2008 second quarter: March 31, 2008 to June 29, 2008.
(B) 2009 two quarters: December 29, 2009 to June 28, 2009.
2008 two quarters: December 31, 2007 to June 29, 2008.

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	June 28,
	2009	December 28,
	(unaudited)	2008
ASSETS
Current assets:
Cash and cash equivalents	$ 3,428	$ 4,040
Receivables, net	60,681	79,418
Inventories, net	3,650	5,935
Prepaid expenses and other current assets	10,489	4,472
Syndicated programs	6,358	11,088
Deferred income taxes	4,606	4,869
Total current assets	89,212	109,822
Property and equipment, net	211,858	221,158
Syndicated programs	1,880	3,091
Goodwill	9,109	4,285
Broadcast licenses	83,348	101,120
Other intangible assets, net	25,964	26,706
Deferred income taxes	66,375	64,420
Other assets	1,309	11,997
Total assets	$ 489,055	$ 542,599

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 26,378	$ 23,582
Accrued compensation	13,468	15,046
Accrued employee benefits	6,639	7,214
Deferred revenue	14,415	15,001
Syndicated programs	8,332	12,348
Accrued income taxes	128	43
Other current liabilities	6,862	6,668
Current portion of long-term liabilities	841	1,609
Total current liabilities	77,063	81,511
Accrued employee benefits	62,194	64,620
Long-term syndicated programs	5,366	7,871
Long-term notes payable to banks	178,285	215,090
Other long-term liabilities	2,624	5,445
Shareholders' equity	163,523	168,062
Total liabilities and shareholders' equity	$ 489,055	$ 542,599

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884